Exhibit 99.1

News Announcement                                                                                                                           For Immediate  Release

PEAK RESORTS REPORTS FISCAL 2019
FOURTH QUARTER AND FULL YEAR RESULTS

Wildwood, Missouri – June 27, 2019 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, today reported financial results for its fiscal 2019 fourth quarter and full year as summarized below:

(in thousands, except per share data)	Three months ended April 30,		Year ended April 30,
	2019	2018	2019	2018

Revenues	$85,458	$56,032	$184,426	$131,662
Resort operating costs	$42,699	$31,951	$119,737	$96,593
Income from operations	$30,402	$17,413	$28,916	$10,219
Net income	$18,083	$9,680	$8,916	$1,352
Net income (loss) available to common shareholders for basic EPS	$17,283	$9,280	$6,596	$(248)
Net income (loss) available to common shareholders adjusted for diluted EPS	$18,083	$9,680	$6,596	$(248)
Income (Loss) per share (basic)	$1.13	$0.66	$0.45	$(0.02)
Income (Loss) per share (diluted)	$0.83	$0.56	$0.45	$(0.02)
Weighted average common shares outstanding	15,166	13,982	14,504	13,982
Vested restricted stock units (“RSUs”)	155	102	133	78
Dilutive effect of conversion of preferred stock	6,359	3,180	-	-
Dilutive effect of unvested RSUs	36	44	39	-
Reported EBITDA*	$36,898	$21,515	$49,769	$25,585

*See page 3 for Definitions of Non-GAAP Financial Measures

Timothy D. Boyd, President and Chief Executive Officer, commented, “Fiscal 2019 was a record year for Peak Resorts as we completed several transformational initiatives that drove robust year over year growth. We generated record revenue and Reported EBITDA of $184.4 million and $49.8 million, respectively, thanks to our successful Snow Time acquisition and the fantastic execution of our resort operating teams who provided our guests with great conditions throughout a season of variable weather. We also delivered double-digit growth across our season pass offerings, saw continued strength across key revenue streams including food and beverage, ski school and retail, and benefited from our geographic and market diversification and ongoing customer outreach initiatives.

“Revenue and Reported EBITDA grew 53% and 72% year over year in the fiscal 2019 fourth quarter, respectively, as we generated organic revenue and Reported EBITDA growth of a respective 11% and 14%. Many of our resorts benefited from our continued strategic investments, including at Mount Snow where we saw the benefit of the new Carinthia Base Lodge and at Hunter where we debuted a significant terrain expansion, contributing to increased visitation of 6% and 12%, respectively, at these resorts. In addition, consistent investments in snowmaking capacity and efficiency allowed us to ensure that our growing visitor base was able to access more terrain and more often throughout the season, even when challenged by variable weather.

“As expected, the Snow Time portfolio delivered strong results in the fiscal 2019 fourth quarter and throughout the season despite nearly 20 fewer operating days during the season. The initial implementation of our operating strategies at Liberty, Whitetail and Roundtop allowed us to more than offset the shorter season at each of the three resorts as we drove a significant improvement in profitability across the portfolio. Given that we completed the acquisition of Snow Time right before the start of the 2018-19 season, we expect to see added benefits going forward as we further refine operations at these resorts.

“As announced in early May, 2019-20 season pass sales were very strong through the discounted sales window and we expect this momentum to continue. Sales of season passes, including our Peak Pass, which allows for unlimited access to 14 of our resorts across the Northeast, Mid-Atlantic and Midwest, were up 20.8% on a unit basis and 19.8% on a dollar basis over the prior year, inclusive of Snow Time pass sales in both periods. Pass sales momentum has continued and we are well positioned heading into what we believe will be yet another great winter season in 2019-20. We see clear signs that our season pass offerings have become the leading choice for skiers and riders who make the East Coast their home.

“With a strong finish to the 2018-19 season and strong season pass sales for the upcoming 2019-20 season, Peak Resorts is positioned for further growth in fiscal 2020. We are already working on roughly $3.5 million in snowmaking upgrades at Liberty, Whitetail and Roundtop, and expect to see a full year of benefit from our recently awarded liquor license at Whitetail and our continued efforts to enhance our food and beverage operations. We also expect to see further benefits from investments in our resorts, including at Mount Snow, Hunter and more recently at Hidden Valley. Looking at the summer and fall seasons, we expect to benefit from a packed event schedule that will leverage our amazing resorts to generate revenue during our seasonally slow periods, including food and beer festivals, concerts, outdoor entertainment events and on-mountain activities such as zip lining and mountain biking.”

Fiscal Fourth Quarter Results Review

Fiscal 2019 fourth quarter revenue increased 52.5% year over year to $85.5 million as the Company benefited from the addition of Snow Time for the full quarter as well as organic revenue growth of roughly 11.1% over the prior year period. For the quarter, the Company recorded an 81.1% increase in ski instruction revenue, a 34.4% rise in food and beverage revenue and 57.8% growth in lift ticket and tubing revenues.

Resort operating expenses in the fiscal 2019 fourth quarter rose 33.6% year over year to $42.7 million due to the addition of Snow Time in the quarter as the Company managed its labor and other expenses in-line with its expectations. Power and utilities expenses were up 21.1% year over year on the addition of Snow Time as well as increased snowmaking activity. Other operating expenses increased during the quarter due to the inclusion of the Snow Time resorts and organic spending on IT projects, repairs and maintenance and insurance costs. General and administrative expenses were up 184.3% to $4.7 million driven primarily by increased compensation expense as a result of the Company’s strong fiscal 2019 fourth quarter performance and additional professional service fees associated with the Snow Time acquisition.

Reported EBITDA for the fourth fiscal quarter of 2019 was $36.9 million, compared to $21.5 million in the year-ago quarter. The 71.5% year over year increase in Reported EBITDA was driven primarily by the inclusion of a full quarter of operations from Snow Time as well as organic growth of roughly 14.3% over the prior year period.

Balance Sheet Update

As of April 30, 2019, the Company had cash and cash equivalents of $30.2 million and total outstanding debt of $229.8 million, including $12.4 million drawn against its revolving line of credit and short and long-term debt of $217.4 million.

Christopher J. Bub, Chief Financial Officer, added, “Peak Resorts exited fiscal 2019 positioned for further growth as we continue to integrate the Snow Time resorts and benefit from improved operations and greater scale across our resort portfolio. Our operating teams remain focused on managing costs and driving increased efficiency and enhanced profitability across each area of our business even as we maintain our commitment of providing the highest level of guest service possible.

“As our attention turns to fiscal 2020 and beyond, we believe we have the needed financial flexibility to continue to improve existing operations while also exploring opportunities to drive cash flow and improve our capital structure. With our focus on the continued improvement across the entirety of our business, we are excited by what the future holds and for the opportunities ahead.”

Investor Conference Call and Webcast

The Company will host an investor conference call and webcast to discuss its fiscal 2019 fourth quarter and full year results today at 10:00 a.m. ET. Interested parties can access the conference call by dialing (844) 526-1518 or, for international callers, by dialing (647) 253-8644; the conference ID number is 8294865. A webcast of the conference call can also be accessed live at ir.peakresorts.com (select “Event Calendar”). Following the completion of the call, an archived webcast will be available for replay at the same location.

Definitions and Reconciliations of Non-GAAP Financial Measures

Reported EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). The Company defines Reported EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, other income or expense and other non-recurring items. The following table includes a reconciliation of Reported EBITDA to the GAAP related measure of net loss:

(dollars in thousands)	Three months ended April 30,		Year ended April 30,
	2019	2018	2019	2018
Net income	$18,083	$9,680	$8,916	$1,352
Income tax expense (benefit)	7,987	4,273	4,704	(3,962)
Interest expense, net	4,505	3,586	15,788	13,322
Depreciation and amortization	6,077	3,553	19,618	13,231
Acquisition related costs	419	-	1,045	-
Restructuring and impairment charges	-	549	190	2,135
Other income	(90)	(43)	(159)	(160)
Gain on sale/leaseback	(83)	(83)	(333)	(333)
Reported EBITDA	$36,898	$21,515	$49,769	$25,585

The Company has specifically chosen to include Reported EBITDA as a measurement of its results of operations because it considers this measurement to be a significant indication of its financial performance and available capital resources. Because of large depreciation and other charges relating to the Company’s ski resorts operations, it is difficult for management to fully and accurately evaluate financial performance and available capital resources using net income alone. In addition, the use of this non-U.S. GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position. Management believes that by providing investors with Reported EBITDA, they will have a clearer understanding of the Company’s financial performance and cash flows because Reported EBITDA: (i) is widely used in the ski industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure; (ii) helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of its capital structure and asset base from operating results; and (iii) is used by the Board of Directors, management and lenders for various purposes, including as a measure of the Company’s operating performance and as a basis for planning.

The items excluded from net income to arrive at Reported EBITDA are significant components for understanding and assessing the Company’s financial performance and liquidity. Reported EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the Company’s condensed consolidated financial statements as indicators of financial performance or liquidity. Because Reported EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Reported EBITDA as presented may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 17 ski resorts primarily located in the Northeast, Mid-Atlantic and Midwest, 16 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Baltimore, Washington D.C., Cleveland, Kansas City and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction, and mountain biking, golf and other summer activities. To learn more, visit the Company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release include, without limitation, statements related to: the expected impact of the acquisition of Snow Time on the Company’s overall business, operations and results of operations; expectations regarding the sustained effect of the acquisition on the Company’s season pass sales; and the realization of anticipated cost and operating synergies. These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: risks associated with acquisitions generally; failure to retain key management and employees; unfavorable weather conditions and the impact of any natural disaster; difficulties or delays in the successful transition of the operations, systems and personnel of Snow Time; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the acquisition by resort visitors, competitors, vendors and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

Condensed Consolidated Statements of Operations

(dollars in thousands, except share and per share amounts)

	Three months ended April 30,		Year ended April 30,
	2019	2018	2019	2018
	(Unaudited)

Net revenue	$85,458	$56,032	$184,426	$131,662

Operating expenses:
Resort operating costs	42,699	31,951	119,737	96,593
Depreciation and amortization	6,077	3,553	19,618	13,231
General and administrative	4,740	1,667	11,221	5,797
Land and building rent	369	347	1,393	1,401
Real estate and other taxes	1,171	552	3,351	2,286
Restructuring and impairment charges	-	549	190	2,135
Income from operations	30,402	17,413	28,916	10,219

Other (expense) income:
Interest, net of amounts capitalized of
$267 and $783 in 2019 and $206 and
$1,256 in 2018, respectively	(4,505)	(3,586)	(15,788)	(13,322)
Gain on sale/leaseback	83	83	333	333
Other income	90	43	159	160
	(4,332)	(3,460)	(15,296)	(12,829)

Income (loss) before income taxes	26,070	13,953	13,620	(2,610)
Income tax expense (benefit)	7,987	4,273	4,704	(3,962)
Net income	$18,083	$9,680	$8,916	$1,352

Less declaration and accretion of Series A preferred
stock dividends	(800)	(400)	(2,320)	(1,600)
Net income (loss) attributable to common shareholders	$17,283	$9,280	$6,596	$(248)

Basic earnings (loss) per common share	$1.13	$0.66	$0.45	$(0.02)

Diluted earnings (loss) per common share	$0.83	$0.56	$0.45	$(0.02)

Cash dividends declared per common share	$0.07	$0.07	$0.28	$0.28

Cash dividends declared per preferred share	$20.00	$20.00	$80.00	$60.00

Consolidated Balance Sheets

(dollars in thousands)

	April 30,	April 30,
	2019	2018
Assets

Current assets:
Cash and cash equivalents	$30,194	$23,091
Restricted cash	5,240	1,163
Accounts receivable	9,514	8,560
Inventory	2,544	1,971
Prepaid expenses and other current assets	14,984	12,731
Total current assets	62,476	47,516

Property and equipment, net	287,121	204,095
Land held for development	38,657	37,634
Restricted cash, construction	-	12,175
Goodwill	18,173	4,382
Intangible assets, net	3,106	731
Other assets	1,115	1,797
Total assets	$410,648	$308,330

Liabilities and Stockholders' Equity

Current liabilities:
Revolving lines of credit	$12,415	$12,415
Current maturities of long-term debt	1,513	2,614
Accounts payable and accrued expenses	14,207	12,079
Accrued salaries, wages and related taxes and benefits	6,281	922
Unearned revenue	22,153	16,084
Current portion of deferred gain on sale/leaseback	333	333
Total current liabilities	56,902	44,447

Long-term debt, including related party debt of
$50,058 and $0, less current maturities	215,869	165,837
Deferred gain on sale/leaseback	2,180	2,512
Deferred income taxes	18,384	7,809
Other liabilities	770	504
Total liabilities	294,105	221,109

Series A preferred stock, $0.01 par value per share, $1,000 liquidation preference per share, 40,000 shares authorized, 40,000 and 20,000
shares issued and outstanding	34,318	17,401

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share, 40,000,000 shares
authorized, 15,165,832 and 13,982,400 shares issued and outstanding	152	140
Additional paid-in capital	96,557	86,631
Accumulated deficit	(14,484)	(16,951)
Total stockholders' equity	82,225	69,820
Total liabilities and stockholders' equity	$410,648	$308,330

Supplemental Operating Data

(dollars in thousands)

(Unaudited)

	Three months ended April 30,		Year ended April 30,
	2019	2018	2019	2018
Revenues:
Lift and tubing tickets	$47,796	$30,285	$93,168	$61,683
Food and beverage	13,358	9,936	32,210	24,749
Equipment rental	7,623	3,727	15,065	9,991
Ski instruction	7,717	4,262	15,256	9,128
Hotel/lodging	3,035	3,237	8,909	9,874
Retail	3,422	2,512	9,277	6,748
Summer activities	291	-	4,727	4,459
Other	2,216	2,073	5,814	5,030
Total	$85,458	$56,032	$184,426	$131,662

Resort operating expenses:
Labor and labor related expenses	$21,709	$16,637	$61,440	$53,026
Retail and food and beverage cost of sales	6,034	4,714	14,903	11,855
Power and utilities	3,551	2,933	11,417	8,331
Other	11,405	7,667	31,977	23,381
Total	$42,699	$31,951	$119,737	$96,593